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                     August 19, 2020

       Mohit Kabra
       Group Chief Financial Officer
       MakeMyTrip Ltd
       19th Floor, Building No. 5
       DLF Cyber City
       Gurugram, India, 122002

                                                        Re: MakeMyTrip Ltd
                                                            Form 20-F for
Fiscal Year Ended March 31, 2019
                                                            Filed July 23, 2019
                                                            File No. 1-34837

       Dear Mr. Kabra:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation